Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333‑197124 and 333‑132843) of our report dated June 24, 2026,with respect to the financial statements and supplemental schedule of Fidelity National Financial Group 401(k) Profit Sharing Plan included in this Annual Report on Form 11‑K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
June 24, 2026